Exhibit 99.5

Investor Call

DII Acquisition Announcement

February 15, 2005

Phil Eigenmann

Welcome, and thank you for joining us today to discuss the announced acquisition of AMX by an affiliate of Duchossois Industries. On the phone today are Robert J. Carroll, President and Chief Executive Officer; Chris Apple, Vice President and Chief Financial Officer; Rashid Skaf, EVP of Global Sales and Marketing, and Scott Norder, Vice President of Business Development.

The statements made in this conference call that state the Company’s or Management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission, and are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. These risks, assumptions and uncertainties could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.

All forecasts and projections in this conference call are based on Management’s current expectations of the Company’s near-term results based on current information available pertaining to the Company. Actual results could differ materially. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

I will now turn the call over to Bob Carroll. Bob?

Bob Carroll

Thank you for joining us today. This morning, AMX and Duchossois Industries, Inc. announced that we have entered into a definitive agreement in which Duchossois, an Elmhurst, Illinois-based company, will acquire AMX. Under the terms of the agreement, AMX shareholders will receive $22.50 per share in cash, in a transaction valued at approximately $315 million. Duchossois is expected to commence a cash tender offer for all of AMX’s outstanding common stock within the next five business days which will remain open for 20 business days, subject to extension under certain circumstances.

AMX will become a privately-held company. We will maintain the AMX name, and will continue to be headquartered in Richardson, Texas. The AMX management team, along with its employees, will remain in place following the acquisition and business operations will continue as usual.

We believe this price represents an excellent value for AMX shareholders. Duchossois will purchase each share for $22.50. This valuation demonstrates the great investment our shareholders have made. Shareholders will receive a 21.6% premium from the price of one week ago, and a 39.5% premium from one month ago. The $315 million valuation represents 2.8 times revenue for the calendar year 2004 and 16.4 times EBITDA. Just two years ago, AMX’s market value was approximately $12 million. All of these metrics point clearly to what a positive situation this is for our shareholders.

The AMX Board of Directors met and unanimously approved this transaction early this morning. The parties expect Duchossois’ acquisition of AMX to be completed during the second calendar quarter of 2005. Following Duchossois’ acquisition of at least a majority of AMX’s fully diluted outstanding shares in the tender offer, the Duchossois affiliate will merge with and into AMX, with any shares not tendered to Duchossois being converted into the right to receive $22.50 per share in cash, and employee stock options being exchanged for $22.50 per share in cash less the exercise price of such options.

I’d like to thank you, our shareholders, for your support as we’ve worked the past three years to build a foundation to capture a greater share of the marketplace. AMX is in its strongest financial position in company history and we feel that is reflected in this valuation.

Now I’d like to take your questions.

The tender offer for the outstanding shares of AMX has not yet commenced. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of AMX. When they become available, shareholders should read:

•	AMX’s solicitation/recommendation statement on Schedule 14D-9, and
•	Duchossois’ Tender Offer statement on Schedule TO, including the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery.

Each of these documents will contain important information about the tender offer. When they become available, shareholders can obtain these documents for free from the U.S. Securities and Exchange Commission’s website at http://www.sec.gov.

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